UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 21, 2014
(Date of earliest event reported)

Solera National Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction	000-53181 (Commission File Number)	02-0774841 (IRS Employer Identification No.)
of incorporation)

319 S. Sheridan Blvd.
Lakewood, Colorado 80226
(Address of principal executive offices) (Zip Code)

(303) 209-8600
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

This Form 8-K/A is filed as an amendment (“Amendment No. 1”) to the Current Report on Form 8-K (the “Original Report”) dated March 21, 2014, filed by Solera National Bancorp, Inc. (the “Company”), with the Securities and Exchange Commission on March 24, 2014. This Amendment No. 1 is being filed to provide additional information in Item 5.02 and Item 9.01 that was not yet available at the time of the filing of the Original Report regarding Robert J. Fenton's termination. The information previously reported in the Original Report is incorporated herein by reference.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2014, Solera National Bancorp, Inc. (the “Company”) and Solera National Bank (the "Bank"), a national bank and subsidiary of the Company, entered into a Separation Agreement (the “Separation Agreement”) with Robert J. Fenton (the “Executive”), former Executive Vice President and Chief Financial Officer of the Company and Chief Financial Officer and Chief Operating Officer of the Bank. The effective date of the Separation Agreement is March 21, 2014. Pursuant to the Separation Agreement, (i) the Company will pay the Executive severance pay in the gross amount of $87,500 less applicable withholding taxes, payable over six equal monthly installments; and (ii) provided the Executive elects continuation coverage of health insurance in accordance with the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company will pay the premiums for such coverage for six months from when the Executive's coverage would otherwise end, or until such earlier date as the Executive's eligibility for such coverage ends. The Separation Agreement also contains other usual and customary provisions.

The foregoing description of the Separation Agreement is only a summary and is qualified in its entirety by the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits:
The following exhibit is filed with this Amendment No. 1 to the Current Report on Form 8-K/A:

	Exhibit No.	Description
	10.1	Separation Agreement between Solera National Bancorp, Inc. and Solera National Bank and Robert J. Fenton.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA NATIONAL BANCORP, INC.

Dated: April 2, 2014
	By:	/s/ John P. Carmichael
	Name:	John P. Carmichael
	Title:	President and Chief Executive Officer